                                                         EXHIBIT 10 iii(a)(2)


                  SETTLEMENT AND NON-DISCLOSURE AGREEMENT

     RICHARD H. DANIEL, on his own behalf and on behalf of his heirs, executors, administrators, attorneys, successors and assigns (hereinafter collectively referred to as "Daniel"), and BANKERS TRUST CORPORATION on its own behalf and on behalf of its, domestic and international subsidiaries, divisions, and affiliates and its and their successors (including without limitation, Deutsche Bank AG) and assigns, respective officers, directors, agents, representatives and employees (hereinafter collectively referred to as "Bankers Trust" or the "Corporation"), have reached the within agreement ("Agreement") in settlement of any and all issues related to Daniel's employment with, and separation from the employ of, Bankers Trust, such Agreement being reached on the following terms and conditions:

     1 . Daniel's employment with Bankers Trust will end on June l5, 1999 (the "Termination Date").

     2. In full and complete satisfaction of all known and unknown claims against Bankers Trust, and in consideration for executing this Agreement and a second original of this Agreement reaffirming its terms and conditions including the waiver and release provisions contained herein on his last day on the Corporation's premises, Daniel will receive payments and benefits in accordance with the following provisions, together with all deferred compensation and other payments due him pursuant to the so-called "Trigger 1 Change of Control Payout" (as detailed in Exhibit 1), immediately following his off payroll date but not before the eighth day following his execution and return to the Corporation of this Agreement:

          (i) In full satisfaction of the benefits available under the Change in Control Severance Plan I ("COC-1"), Daniel will be paid a lump sum of 7.5 million dollars;

          (ii) Daniel will receive a lump sum payment of 6.75 million dollars, less $1,296,212.12, an amount equal to any compensation received by him for 1999 up to and including the Termination Date, provided that his off payroll date is June 14, 1999, as full payment of all compensation under the December 17, 1998 Retention Agreement between Daniel and Bankers Trust, which is hereby mutually rescinded. To the extent that Daniel's off payroll date is subsequent to June 14, 1999, the amount deducted from the lump sum payment will increase by $1,325.76 per day;

          (iii)     Daniel's 401(k) Savings Plan and Cash Balance
Retirement Plan Accounts were fully vested as of the Change of Control date. All additional accruals subsequent to this date will vest and be distributable on the Termination Date. The 401(k) Savings Plan will have an additional trailing contribution at year end, which will be available immediately at that time;

          (iv) Daniel will receive the cash value of his 1999 accrued and unused vacation days;

          (v) As provided for under the COC-1, Daniel's group medical and dental benefits will continue for a period of three (3) years following the Termination Date, or until Daniel is reemployed by another employer and eligible to receive the welfare benefits from such an employer, whichever first occurs. Daniel shall share the costs of such coverage on the same tax effective basis as in effect prior to the date of his termination. At the end of the three (3) year period, Daniel will be offered the opportunity to continue his group health insurance at his own expense through COBRA.

          (vi) The Corporation will arrange for Daniel to be provided with the use of Off-premises office facilities for the initial period of three
(3) months which thereafter may be extended by mutual agreement in separate one (1) month increments. The extended period(s) will be provided in the event that Daniel has not obtained employment at the conclusion of the initial period or at the conclusion of each of the individual extensions.

     Daniel acknowledges that the payments and benefits set forth above shall be subject to applicable federal, state and local taxes, and all other deductions as required by applicable laws and Bankers Trust policy. Daniel shall have no duty to seek other employment or to become self-employed to mitigate any payments or benefits to which he is entitled pursuant to this Agreement nor shall there be any offset against such payments or benefits in the event of such employment or self-employment.

     In the event that it is determined that any payment or distribution by the Corporation to Daniel is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Daniel shall be entitled to receive an additional cash payment (a "Gross-Up Payment") in an amount such that after payment by Daniel of all taxes, he retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments provided hereunder.

     3. Daniel agrees that he will not publicly or privately disparage Bankers Trust or any of the Corporation's products, services, divisions, affiliates, related companies or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries. Notwithstanding the foregoing, neither Daniel nor the Corporation will be restricted from providing information about the other as required by a court or governmental agency or by applicable law. Further, the Corporation and Daniel shall not be restricted from reporting information regarding his performance while employed by the Corporation to internal or external auditors, special counsel or investigators, any applicable enforcement agencies, regulatory agencies, insurance carriers or in litigation involving Daniel or the Corporation. The Corporation agrees that it will not publicly or privately disparage Daniel.

     4. In exchange for the consideration described in Paragraph 2, Daniel hereby releases Bankers Trust from any and all liability arising from any and all acts or omissions including, but not limited to, those arising out of his employment relationship with the Corporation or under any contract, tort, federal, state, or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefits Protection Act of 1990, the Civil Rights Act of 1866, the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the New York State and New York City Civil Rights Laws, or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description.

This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages including, but not limited to, claims of employment discrimination, indemnity for discharge, or claims sounding in tort or in contract, express or implied, as of the date of the execution of this Agreement, and including any claims for wages, bonuses or separation allowance or severance payments including under the Bankers Trust Corporation's Change In Control Severance Plan 1, or any other form of compensation or benefits. Notwithstanding the foregoing, Daniel does not release his right to have the Corporation perform its obligations under this Agreement, including without limitation, his right to (i) indemnification pursuant to this paragraph 4, or any other right to indemnification by the Corporation, (ii) any compensation or benefits pursuant to any plan or program that is part of the subject matter of this Agreement, including the amounts shown on Exhibit 1, (iii) pension, health or similar benefits under the Corporation's retirement programs.

     Daniel also agrees not to initiate any legal action, charges or complaints against Bankers Trust in any forum whatsoever, in connection with the claims released by him pursuant to this paragraph 4. In the event any such actions, charges or complaints are asserted in the future by or on behalf of Daniel, a material violation of a material provision of this Agreement shall be deemed to have occurred, entitling Bankers Trust to the return of the consideration set forth in this Agreement which is over and above the 7.5 million dollar separation allowance to which Daniel is normally entitled under Bankers Trust's Change in Control Severance Plan 1, the compensation received by him for 1999 up to and including the Termination Date and the pro rata bonus paid in conjunction with the Change in Control, as well as the attorneys' fees incurred by Bankers Trust in defending such action, charge or complaint.

     Bankers Trust expressly denies that it has violated any law, statute, ordinance, contract, duty or obligation whatsoever, or that it committed any tort or engaged in any wrongful conduct with respect to Daniel. Daniel acknowledges that the consideration described in this Agreement is in excess of that to which he was otherwise entitled upon his termination under either applicable law, Corporation policy, or pursuant to any contractual agreement he may have with Bankers Trust. Daniel also acknowledges that the consideration provided herein is good and sufficient consideration to support the waivers and releases in this Agreement and the second original of this Agreement he will be executing on his last day on Corporation premises.

     Bankers Trust agrees that Daniel is entitled to indemnification to the fullest extent provided by the Corporation to officers, as set forth in the Corporation's by-laws as may exist from time to time. Daniel shall also be entitled to officers' liability insurance in accordance with the terms of the policy provided by the Corporation for its officers, as amended from time to time.

     5. The terms of this Agreement, the claims that have been or could have been raised against Bankers Trust as of the date of this Agreement, and the facts and circumstances underlying any such claim shall not be admissible by Daniel in any litigation or proceeding in any forum, except as required by law, for any purpose other than to secure enforcement of the terms and conditions of this Agreement.

     6. Neither Daniel nor the Corporation will publish, publicize, or disseminate or cause to be published, publicized or disseminated or permit to be published, publicized or disseminated, directly or indirectly, and will keep entirely confidential any information, data or documents (1) relating to Daniel's employment with and separation from Bankers Trust, except that (a) either party may discuss the fact that he was employed by Bankers Trust, his title, responsibilities and that he resigned his position and (b) the parties shall agree in advance to the wording of an announcement concerning Daniel's departure from the Corporation; or (2) relating to the terms of this Agreement or the fact that this Agreement exists, except for (a) the purpose of enforcing this Agreement should that ever become necessary; or (b) disclosures required by a court or governmental agency or by applicable law, or to any investigatory or regulatory agency with authority over the Corporation. Daniel may disclose the terms of this Agreement to his spouse, outplacement firms, accountants, attorneys or tax preparers, or prospective employers, provided that disclosures to prospective employers shall be limited according to the provisions of paragraphs 3 and 6, and, the Corporation may disclose the terms of this Agreement to its accountants, attorneys, tax preparers, its employees who have a need to know such terms, and as otherwise set forth above.

     Daniel further agrees that he will not publish, publicize or disseminate, or cause to be published, publicized or disseminated or permit to be published, publicized or disseminated, directly or indirectly, and will keep entirely confidential any confidential information, data or documents relating to the operations of the Corporation, including any trade secrets or other proprietary information, except as may be required by a court or governmental agency. Confidential information shall mean all information that is not known or available to the public concerning the business of the Corporation relating to its financial products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, including know-how, financial information concerning the Corporation and its customers and specifications, programs, documentation and manuals relating to all financial models, telecommunications and computer systems, software, hardware and applications developed or used by Bankers Trust. Confidential information shall include information that is, or becomes, known to the public as a result of a breach by Daniel of the provisions of this paragraph 6.
Bankers Trust reserves the right to seek appropriate damages, including attorneys' fees and injunctive relief, should Daniel violate this Agreement.

     7. Daniel agrees that during his employment and for the six-month period following his termination, he will not, directly or indirectly, personally solicit or induce or cause any third party to solicit or induce any Bankers Trust employees to work for him or any competitor of the Corporation, it being understood that if any such employee contacts Daniel on his or her own initiative, Daniel may thereafter discuss with such employee his or her working for him or a competitor, provided that in such situations, Daniel agrees to notify the Chief Legal or Human Resources Officer of Bankers Trust and advise either executive of such contact and of the employee(s) making such contact, before extending any offer of employment to such individual(s).

     8. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement. Any waiver must be in writing and signed by Daniel or any authorized officer of the Corporation, as the case may be.

     9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions.

     10. If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, such provisions, terms, clauses, waivers, releases or claims or rights shall be deemed severable, such that all other provisions, terms, clauses, waivers, releases of claims and rights contained in this Agreement shall remain valid and binding upon both parties.

     11. Daniel agrees to voluntarily cooperate with the Corporation in connection with any threatened, actual or future litigation or investigations by federal, state, or local agencies involving the Corporation, whether administrative, civil or criminal in nature, in which and to the extent his cooperation is deemed necessary by the Corporation in its discretion. The Corporation agrees to reimburse Daniel for reasonable and necessary out-of-pocket expenses incurred in connection with providing such cooperation. This shall cover transportation, meals, and lodging, if required.

     12. Daniel acknowledges that he has had at least (21) days from the date he received this Agreement to consider the terms of this Agreement and further, acknowledges that he is fully aware of its contents and of its legal effects. Daniel is also hereby advised in writing by Bankers Trust to consult with an attorney regarding this Agreement.

The Corporation agrees to pay Daniel's counsel up to Five Thousand ($5,000) Dollars for such services. In the event that Daniel's attorneys' fees appear that they will exceed this amount, Daniel agrees to notify the Corporation prior to such time the fees exceed Five Thousand ($5,000) and seek prior approval for the payment of an additional sum certain. Further, Daniel may revoke either this Agreement, or the second original of this Agreement he will be executing on his last day on Corporation premises, within seven (7) days after Daniel executes the same, by notifying Perry Capitani of Deutsche Bank AG, in writing, during this seven (7) day period. Daniel's failure to execute the second original of this Agreement on his last day on Corporation premises, or his revocation of same will not affect the validity of the waivers and releases given by Daniel as a result of his initial execution of this Agreement.

     13. This Agreement has been executed freely, knowingly and voluntarily by Daniel without duress, coercion, or undue influence, with a full and free understanding of its terms.

     14. This Agreement supersedes all prior oral and written agreements, if any, with respect to the subject matter hereof between the parties. This Agreement may not be changed except by a writing signed by Daniel and an authorized management representative of Bankers Trust.

AGREED:


/S/ Richard H. Daniel
    Richard H. Daniel

     15 June 99
Date

On this 15th day of June 1999,
before me personally came Richard H.
Daniel to me known to be the individual
described in and who executed the fore-
going Settlement and Non-disclosure
Agreement, and duly acknowledged to me
that he executed the same.


/S/ Perry V. Capitani
Notary Public



AGREED:
BANKERS TRUST CORPORATION

By: /S/ Frank N. Newman
        Frank N. Newman
        Chairman and Chief Executive Officer

Date 15 June 99
On this 15th day of June 1999,
before me personally came Frank N.
Newman, authorized representative for
Bankers Trust Corporation to me known to be the individual described in and who executed the foregoing Settlement and
Non-disclosure Agreement, and duly
acknowledged to me that he executed the
same.

/S/ Perry V. Capitani
Notary Public

          PERRY V. CAPITANI
     NOTARY PUBLIC, STATE OF NEW YORK
          NO.4863442
     OUALIFIED IN NASSAU COUNTY
CERTIFICATE FILED IN NEW YORK COUNTY
COMMISSION EXPIRES OCTOBER 27, 19 _____

                              Richard Daniel
              Exhibit I - Trigger I Change of Control Payout

Stock Options:

[CAPTION]

   Grant Date  Option Price      ISO      NQSO     Total   Payout at $93
       2/1/96       64.5625    1,548    18,452    20,000      568,750.00
      6/18/96       76.4375        0    60,000    60,000      993,750.00
      6/17/97       90.7500    1,101    58,899    60,000      135,000.00
        Total                  2,649   137,351   140,000   $1,697,500.00


Partnership Equity Plan (PEP):

[CAPTION]

                     Vested     Unvested Total Shares
   Award Year        Shares       Shares  Outstanding    Payout at $93
         1996   23,305.1831   1,334.0261  24,639.2092     2,291,446.46
         1997   16,373.4287     250.9058  16,624.3345     1,546,063.11
        Total   39,678.6118   1,584.9319  41,263.5437    $3,837,509.56


EPP:

                         Total Shares
      Award Year          Outstanding          Payout at $93

            1996           4,702.4246            $437,325.49
            1997           6,821.7055             634,418.61
            1998          22,464.3379           2,089,183.42
           Total          33,988.4680          $3,160,927.52


POP: (As of 7/1/99)

POP 1                 $1,443,750.00
Interest                $256,275.51
POP 11                $2,741,666.67
                      $4,441,692.18

Prorata Bonus: (As of 6/4/99)

$1,137,121.21

ADCAP:

$331,363.91*

Total Payout at COC $14,606,114.39

* This amount is as of March 31,1999 and will be adjusted to reflect performance through June 4, 1999